Exhibit 99.1

FOR IMMEDIATE RELEASE	3760 Rocky Mountain Avenue Loveland, CO 80538 T 970.493.7272 F 907.619.3003 www.heska.com @HeskaCorp

At Heska Corporation:	At Hayden IR:
Jason Napolitano, Executive Vice President & CFO	Brett Maas, Managing Partner
(970) 493-7272, Ext. 4105	(646) 536-7331
brett@haydenir.com

Heska Announces Sixth Consecutive Profitable Quarter

$3.2 Million in Operating Income for Full Year 2011;

Company Ends Year Debt-Free with $6.3 Million in Cash

LOVELAND, CO, February 17, 2012 —Heska Corporation (NASDAQ:HSKA—News; “Heska” or the “Company”), a provider of advanced veterinary diagnostic and other specialty veterinary products, today reported financial results for its fourth quarter and full year ended December 31, 2011.

Fourth Quarter 2011 Highlights:

•

Core Companion Animal Health revenue increased approximately 6.4%, while Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 9.1% as compared to the fourth quarter of 2010. In the third quarter of 2010, the USDA validated an improved process for a line of cattle vaccines, allowing Heska to ship a significant quantity of product in a category which had previously been on hold due to regulatory concerns.

•	Consolidated revenue increased 3.3% to $15.5 million, from $15.0 million in the fourth quarter of 2010.

•	7.3% increase in year-over-year quarterly gross profit and a 42.5% gross margin, which is a 1.6 percentage point improvement compared to 40.9% in the fourth quarter of 2010.

•

$414 thousand in operating income compared to $688 thousand in operating income in the fourth quarter of 2010. The Company has invested in expanding and improving its sales organization, as well as in developing new products to be introduced during 2012.

•	Heska completed the year with $6.3 million in cash, no debt and $19.6 million in working capital.

Full Year 2011 Highlights:

•	Full year revenue increased approximately 7% to $70.1 million compared to revenue of $65.5 million in the prior year.

•	Core Companion Animal Health revenue grew 3.3% to $57.5 million and Other Vaccines, Pharmaceuticals and Products revenue increased 28.5% to $12.6 million as compared to the prior year.

•	Gross profit was $29.2 million, or 41.7% gross margin, compared with gross profit of $24.8 million, or 37.9% gross margin in 2010.

•	Operating income was $3.2 million compared to operating income of $358 thousand in 2010.

“Heska achieved another quarter of profitability, improving gross profit and gross margin expansion,” commented Robert Grieve, Heska’s Chairman and CEO. “We ended 2011 with solid momentum, even as we invest in our sales organization and in exciting new product opportunities, in advance of expected growth in 2012. These investments are key to our growth objectives, and I am encouraged with the progress we have made. We added new personnel to fill vacant sales territories and most positions are now filled. We’ve been encouraged with our success in identifying and hiring talented people, the impact of our training and the speed at which these new hires have come to know their assigned territories. We expect to hit full stride with our direct selling efforts by mid-year. This enhancement of our sales capabilities should begin to drive revenue growth in the upcoming quarters.”

“Our focus on new products is also progressing nicely,” added Dr. Grieve. “We recently announced a strategic collaboration with Entegrion Inc., a company with core expertise in human blood-related disorders. We hope this collaboration will lead to advancing animal health by leveraging their core expertise. In addition, this week we announced our new sublingual (or SLIT) allergy therapy product offering, adding another product which we believe will help us accelerate our revenue growth. Heska is the veterinary industry leader in allergy testing and treatment, and this sublingual (under the tongue) therapy administration will complement our existing treatment solutions, which are predominantly subcutaneous injections, by giving pet owners an alternative delivery methodology. We expect to announce further developments in our new product initiatives over the next few months.”

Financial Results

Fourth quarter 2011 revenue was $15.5 million as compared to $15.0 million in the fourth quarter of 2010. In the fourth quarter of 2011, Core Companion Animal Health revenue grew approximately 6.4% to $12.8 million from $12.0 million in the prior year period and Other Vaccines, Pharmaceuticals and Products revenue decreased approximately 9.1% to $2.8 million from $3.0 million in the same timeframe. In the third quarter of 2010, the USDA validated an improved process for a line of the company’s cattle vaccines, allowing the company to ship a significant quantity of product in a category which had previously been on hold due to regulatory concerns. Gross profit was $6.6 million, or a 42.5% gross margin, in the fourth quarter of 2011 compared with gross profit of $6.1 million, or 40.9% gross margin, in the fourth quarter of 2010. Total operating expenses were $6.2 million, or 39.9% of sales, in the fourth quarter of 2011 compared with total operating expenses of $5.5 million, or 36.4% of sales, in the prior year period. The Company reported operating income of $414 thousand in the fourth quarter of 2011, compared to operating income of $688 thousand in the fourth quarter of 2010. Income before income taxes was $632 thousand in the fourth quarter of 2011, up from $576 thousand in the prior year period. In the fourth quarter of 2011, net income was $484 thousand, or $0.09 per diluted share, compared to net income of $272 thousand, or $0.05 per diluted share, in the fourth quarter of 2010. In the fourth quarter of 2011, the Company recorded a $172 thousand deferred tax expense compared to a $270 thousand deferred tax expense in the prior year period.

Full year 2011 revenue was $70.1 million, an increase of 7% compared to revenue of $65.5 million in 2010. In 2011, Core Companion Animal Health revenue grew 3.3% to $57.5 million from $55.7 million in 2010 and Other Vaccines, Pharmaceuticals and Products revenue increased 28.5% to $12.6 million from $9.8 million in 2010. 2011 gross profit was $29.2 million, or 41.7% gross margin, compared with gross profit of $24.8 million, or 37.9% gross margin in 2010. Total operating expenses were $25.9 million, or 37.0% of sales, in 2011 compared with total operating expenses of $24.4 million, or 37.3% of sales in 2010. The Company reported 2011 operating income of $3.2 million up from operating income of $358 thousand in 2010. Income before income taxes was $3.4 million in 2011, a significant increase from income before income taxes of $69 thousand in 2010. 2011 net income, inclusive of a $1.1 million deferred tax expense, was $2.1 million, or $0.40 per diluted share, compared with 2010 net income of $18 thousand, or $0.00 per diluted share.

“Even as we invested in our organization in advance of expected growth, we have been managing expenses and effectively leveraging our infrastructure,” commented Dr. Grieve. “This is reflected in the modest year-to-date decrease in total operating expenses as a percentage of sales, to 37% of sales compared to 37.3% of sales last year, as well as in the significant increase in earnings per share, to 40 cents per diluted share for the year versus less than a penny per diluted share last year. As a result of our continued profitability and operating efficiency, Heska has significantly strengthened its balance sheet. The Board of Directors, with a commitment to creating value for shareholders, is evaluating various alternatives with respect to our excess cash, such as a dividend or a stock buyback.”

Balance Sheet

As of December 31, 2011, Heska had $6.3 million in cash and working capital of $19.6 million. Stockholders’ equity increased 5.8% to $48.4 million compared to $45.8 million as of December 31, 2010.

Investor Conference Call

Management will conduct a conference call on Friday, February 17, 2012 at 9 a.m. MST (11 a.m. EST) to discuss the fourth quarter and year-end 2011 financial results. To participate, dial (877) 941-0844 (domestic) or (480) 629-9835 (international); the conference call access number is 4511908. The conference call will also be broadcast live over the Internet at http://www.heska.com. To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software. Telephone replays of the conference call will be available for playback on Heska’s home page at www.heska.com until March 2, 2012. The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international). The replay access number is 4511908.

About Heska

Heska Corporation (NASDAQ: HSKA—News) sells advanced veterinary diagnostic and other specialty veterinary products. Heska’s state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines. The Company’s core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians. For further information on Heska and its products, visit the company’s website at www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements regarding Heska’s future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes. In addition, factors that could affect the business and financial results of Heska generally include the following: uncertainties related to Heska’s ability to maintain a given level of profitability, or profitability at all; uncertainties related to Heska’s commercial expansion, including the effectiveness of such efforts and ultimately Heska’s ability to successfully market and sell its products in an economically sustainable manner; uncertainties related to third-party product development efforts, which Heska is significantly reliant upon; uncertainties related to the commercialization of new products, such as market acceptance; uncertainties regarding Heska’s reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska’s existing products, such as Schering-Plough Animal Health Corporation which has exclusive rights to Heska’s heartworm preventive in the United States; competition; risks related to Heska’s reliance on third party suppliers, which is substantial; and the risks set forth in Heska’s filings and future filings with the Securities and Exchange Commission, including those set forth in Heska’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Financial Table Follows:

Consolidated Statements of Operations

In Thousands, Except per Share Amounts

(unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2011	2010	2011
Revenue:
Core companion animal health	$11,988	$12,754	$55,655	$57,481
Other vaccines, pharmaceuticals and products	3,027	2,751	9,796	12,584

Total revenue, net	15,015	15,505	65,451	70,065

Cost of revenue	8,868	8,912	40,659	40,878

Gross profit	6,147	6,593	24,792	29,187

Operating expenses:
Selling and marketing	3,122	3,884	14,726	15,167
Research and development	297	305	1,597	1,650
General and administrative	2,040	1,990	8,111	9,121

Total operating expenses	5,459	6,179	24,434	25,938

Operating income	688	414	358	3,249
Interest and other (income) expense, net	112	(218)	289	(117)

Income before income taxes	576	632	69	3,366
Income tax expense:
Current tax expense (benefit)	34	(24)	61	165
Deferred tax expense (benefit)	270	172	(10)	1,056

Total income tax expense	304	148	51	1,221

Net income	$272	$484	$18	$2,145

Basic net income per share	$0.05	$0.09	$0.00	$0.41

Diluted net income per share	$0.05	$0.09	$0.00	$0.40

Shares used for basic net income per share	5,224	5,241	5,220	5,237

Shares used for diluted net income per share	5,232	5,340	5,254	5,338

Balance Sheet Data

In Thousands (unaudited)

	September 30,	September 30,
	December 31, 2010	December 31, 2011
Cash and cash equivalents	$5,492	$6,332
Total current assets	27,279	28,891
Property and equipment, net	5,486	4,869
Total assets	63,048	61,894
Line of credit	3,079	—
Total current liabilities	12,660	9,289
Stockholders’ equity	45,798	48,439

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